Exhibit 3.1

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: Breitling Exploration Company

2. The articles have been amended as follows:

The first paragraph of Article IV is hereby amended and restated to read as follows:

Section 4.01. Number and Class. The total number of shares that the Corporation shall have authority to issue is 775,000,000, consisting of 750,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 25,000,000 shares of preferred stock, par value $.001 par value per share ("Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 92.6%.

4. Effective date and time of filing: (optional)   Date:

5. Signature: (required)

/s/ Jeremy Wagers

Signature of Officer